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                                                                  EXHIBIT 23.1



                         Consent of Ernst & Young LLP



         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of A. H. Belo Corporation for the registration of $1,500,000,000 of its Debt Securities and Warrants to purchase Debt Securities and to the incorporation by reference therein of our report dated January 27, 1997, except for Note 11, as to which the date is February 28, 1997, with respect to the consolidated financial statements of A. H. Belo Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.



                                              /s/ ERNST & YOUNG LLP


Dallas, Texas
April 18, 1997